Exhibit 99.2

2015 Earnings
February 8, 2016

Annual Shareholder Meeting May 3, 2016 at 5 p.m. Comfort Inn Conference Center in Mt. Pleasant

Dear Shareholder,
It is my pleasure to share with you that 2015 was another successful year with record net income and increased cash dividends. During the year ended December 31, 2015, net income and earnings per common share were $15.13 million and $1.95, respectively. During the fourth quarter, we paid a $0.24 per common share cash dividend which represented a 4.35% increase over the fourth quarter of 2014. Year-to-date cash dividends per common share were $0.94 in 2015 and $0.89 in 2014, increasing 5.62%. Based on our average stock price of $27.32 for the month of December 2015, the annualized cash dividend yield was 3.44%.
During 2015, total assets grew by 7.65% to $1.67 billion and assets under management grew to $2.36 billion - which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $692.14 million. Contributing to our growth were increases in our commercial and agricultural loan portfolios of $26.30 million as well as $92.60 million in our available-for-sale securities portfolio. Balance sheet growth will continue to be our focus in 2016 to increase net interest income.
Our growth in earnings during 2015 were primarily driven by increased net interest income and improvements in credit quality. During 2015, we realized net loan recoveries of $71,000, compared to net loan charged-offs of $732,000 in 2014. Our loans past due and loans classified as less than satisfactory declined significantly during 2015. As a result of these factors, we reduced the level of the allowance for loan losses in both amount and as a percentage of gross loans. This reduction resulted in a reversal of provision for loan losses of $2.77 million during the year ended December 31, 2015.
2015 was a year of growth and achievement for the Corporation and I am proud to share in our success. With the branch acquisitions in Saginaw and Midland, we welcomed over 1,200 new households and $52.95 million in deposits. The Bank also received a variety of awards in 2015, a notable one being a spot in the Detroit Free Press list of Top Workplaces in Michigan for the 3rd consecutive year. Additionally, dividends continued to grow throughout 2015, marking 34 consecutive years of growth in per common share cash dividends paid. These achievements, coupled with record net income, are expected to enhance shareholder value in the years to come.
At the end of 2015, Steve Pung retired as President of Isabella Bank after 36 years with our organization. Steve began his career as the Director of Personnel and continued on into several leadership positions from there; the last three years of which were as President of Isabella Bank. Jerome Schwind has succeeded Steve in his role as President of the Bank; bringing with him an extensive level of experience as well as proven leadership abilities.
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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

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We recently participated in the OTCQX Banks Virtual Investor Conference, an event that features live webcast presentations by senior management of U.S. community banks that trade on the OTCQX Banks marketplace. We invite you to visit the OTC Markets website (www.otcmarkets.com) to view an on-demand replay of our presentation.
You will soon receive a copy of our 2015 annual report and 2016 proxy statement which will include additional information about our business operations and financial performance. Please return your proxy as soon as you have had the opportunity to review the annual report and proxy statement. Remember to mark your calendar for our annual shareholder meeting on May 3, 2016 at 5:00 p.m. at the Comfort Inn Conference Center in Mt. Pleasant.
On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.